Exhibit 99.8

Execution Version

Fang Holdings Limited

Tower A, No. 20 Guogongzhuang Middle Street, Fengtai District

Beijing 100070, The People’s Republic of China

December 22, 2022

CIH Holdings Limited

Address: Tower A, No. 20 Guogongzhuang Middle Street Fengtai District

Beijing 100070, The People’s Republic of China

Attention: Jiangong Dai

Re: Equity Commitment Letter

Ladies and Gentlemen:

Reference is made to the Agreement and Plan of Merger (as may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), to be entered into concurrently with this letter agreement (this “Agreement”), by and among CIH Holdings Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (“Parent”), CIH Merger Sub Holdings Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (“Merger Sub”), and China Index Holdings Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands and listed on the NASDAQ Capital Market (“Company”), pursuant to which, upon the terms and subject to the conditions set forth therein, among other things, Merger Sub will be merged with and into the Company, with the Company surviving that merger on the terms and conditions set forth in the Merger Agreement (the “Merger”). Capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement, as in effect on the date hereof. Fang Holdings Limited is referred to herein as the “Sponsor”. This Agreement is being delivered to Parent in connection with the execution of the Merger Agreement.

1.            Commitment. This Agreement confirms the commitment of the Sponsor, upon the terms and subject to the conditions set forth herein and in the Merger Agreement, to purchase, or to cause one or more of its respective Affiliates to purchase, prior to or at the Closing, equity interests of Parent for an aggregate amount of $14,831,699 in immediately available funds in United States Dollars (the “Commitment”). The Sponsor may effect the funding of the Commitment directly or indirectly through one or more of its intermediaries or Affiliates of the Sponsor, but the foregoing shall not relieve the Sponsor of its obligations to fund any portion of the Commitment except to the extent any of such intermediaries or Affiliates have actually funded such portion pursuant to and in accordance with this Agreement. The proceeds of the Commitment shall be used by Parent solely for the purpose of enabling Parent, directly or indirectly, to fund (a) payment of the total amount of Merger Consideration to consummate the Merger pursuant to and in accordance with the Merger Agreement at the time of Closing, (b) all other amounts required to be paid by Parent and Merger Sub pursuant to and in accordance with the Merger Agreement, together with all related fees and expenses of Parent and Merger Sub payable in connection with the Merger and the other transactions contemplated by the Merger Agreement, and (c) all of Parent and Merger Sub’s other payment obligations in connection with the Merger and the other transactions contemplated by the Merger Agreement (clauses (a), (b), and (c), collectively, the “Transaction Costs”); provided, however, that the Sponsor shall not, under any circumstances, be obligated to purchase equity from Parent or otherwise provide any funds to Parent in an amount exceeding the Commitment.

2.            Conditions to Funding. The obligation of the Sponsor (together with its permitted assigns) to fund the Commitment is subject to (i) the satisfaction or waiver by Parent of the conditions to Parent’s and Merger Sub’s obligations to consummate the Merger as set forth in Sections 8.1 and 8.2 of the Merger Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the prior or substantially concurrent satisfaction of such conditions), (ii) the substantially contemporaneous consummation of the Merger in accordance with the terms of the Merger Agreement, and (iii) the substantially simultaneous consummation of the rollover contribution of the Rollover Shares pursuant to the Support Agreement or the applicable party thereto seeking enforcement of the Support Agreement, provided that the satisfaction or failure of the condition set forth in the sub-clause (iii) shall not limit or impair the ability of Parent or the Company to seek enforcement of the obligations of the Sponsor under and in accordance with this Agreement. Notwithstanding the foregoing, if the Company is awarded specific performance with respect to the obligations of Parent and Merger Sub to effect the Closing pursuant to the Merger Agreement, the conditions set forth above shall be deemed satisfied. The Commitment to be funded under this Agreement will be reduced to the extent that Parent does not require all of the equity financing with respect to which the Sponsor has made its Commitment in order to consummate the transactions contemplated by the Merger Agreement and to pay the Transaction Costs in full.

3.            Termination. This Agreement and the Sponsor’s obligation to fund the Commitment will terminate automatically upon the earlier to occur of (a) consummation of the Closing and the payment by Parent and Merger Sub of all amounts required to be made by them under the Merger Agreement, or (b) the valid termination of the Merger Agreement in accordance with its terms; provided that, if any claim or proceeding has been commenced by the Company to seek specific performance of the obligations of Parent and Merger Sub to effect the Closing pursuant to the Merger Agreement, this Agreement and the Sponsor’s obligation to fund the Commitment shall survive until the earlier of (i) a final, non-appealable judgment from a court of competent jurisdiction in respect of such claim or proceeding (and, if determined in such judgment, payment of all amounts required to be made by Parent and Merger Sub) and (ii) the consummation of the Closing and the payment by Parent and Merger Sub of all amounts required to be made by them under the Merger Agreement. From and after the valid termination of the obligation to fund the Commitment in accordance with the preceding sentence, neither the Sponsor nor any Related Party (as defined below) of the Sponsor will have any liability or obligation to any Person as a result of this Agreement.

4.            No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, no Person other than the Sponsor, its successors or permitted assigns shall have any liability for any obligations or liabilities hereunder and (a) notwithstanding that the Sponsor or any of its permitted assigns may be a partnership or limited liability company, no recourse hereunder or under any documents or instruments delivered in connection herewith shall be had against any former, current or future direct or indirect director, officer, employee, agent, partner, manager, member, security holder, Affiliate, stockholder, controlling Person, attorney or Representative of the Sponsor, other than the Sponsor itself and other than Parent, Merger Sub or their respective successors or assigns under the Merger Agreement (any such Person or entity, other than the Sponsor, Parent, Merger Sub or their respective successors or assigns under the Merger Agreement, a “Related Party”) or any Related Party of any of the Sponsor’s Related Parties (including without limitation, in respect of any liabilities or obligations arising under, or in connection with the Merger, the Merger Agreement and the transactions contemplated thereby, including without limitation, in the event that either Parent or Merger Sub breaches its obligations under the Merger Agreement and including whether or not Parent’s or Merger Sub’s breach is caused by the breach by the Sponsor of its obligations under this Agreement) whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, and (b) no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Related Party of the Sponsor or any Related Party of the Sponsor’s Related Parties under this Agreement or any documents or instruments delivered in connection herewith or with the Merger Agreement or for any claim based on, in respect of, or by reason of such obligations hereunder or by their creation. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the Company (solely to the extent provided for in the first sentence of Section 6 of this Agreement), Parent and the Sponsor, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. For the avoidance of doubt, this Section 4 shall not in any manner limit, restrict or affect any of the Related Parties’ or Sponsor’s Related Parties’ obligations or liabilities under (i) the Merger Agreement, (ii) the Support Agreement, or (iii) the Limited Guarantee, in each case to which such Person is a party.

5.            Assignment; Reliance. This Agreement, Parent’s rights hereunder and the Sponsor’s obligations to fund the Commitment hereunder shall not be assignable to any other party without the prior written consent of the other parties hereto and the Company, and any attempted assignment without such consent shall be null and void and of no force and effect, except that the Sponsor may assign its obligations to fund the Commitment hereunder to Affiliates of the Sponsor without the consent of Parent or the Company; provided, however, that notwithstanding any such assignment, the Sponsor shall remain liable to perform all of its obligations hereunder (including its obligation to fund the Commitment in full hereunder). The Sponsor acknowledges that Parent and the Company have entered into the Merger Agreement, and Parent will proceed with and consummate the Merger in reliance upon, among other things, the Sponsor’s obligation to fund the Commitment as set forth herein.

6.            Third Party Beneficiaries. The Company is hereby made an express third party beneficiary of this Agreement with the right to rely on this Agreement and to cause the Sponsor to fund its Commitment pursuant to and in accordance with Section 1 to enable Parent and Merger Sub to effect the Closing under the Merger Agreement; and, provided, further, that the right of the Company to enforce Section 1 of this Agreement pursuant to this Section 6 is subject to the terms, conditions and limitations set forth in the Merger Agreement. Except as set forth in the preceding sentence, nothing set forth in this Agreement shall be construed to confer upon or give any Person other than Parent any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Parent to enforce, the Commitment or any provisions of this Agreement. For the avoidance of doubt and notwithstanding anything to the contrary in any other Section of this Agreement or in the Merger Agreement, and notwithstanding that this Agreement is referred to in the Merger Agreement, no third party (including any creditors, Subsidiaries and Affiliates of the Company or any of Parent’s creditors) other than the Company in the limited circumstances described above, shall have any rights against the Sponsor pursuant to this Agreement. The Sponsor acknowledges that the Company has specifically relied on this Agreement in determining to enter into the Merger Agreement.

7.            Representations and Warranties. The Sponsor represents, warrants, and covenants to Parent that:

a.            (i) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) the Sponsor has (and will continue to have) the requisite capacity and authority to execute and deliver this Agreement and to fulfill, to perform its obligations hereunder and to consummate the transactions contemplated hereby; and (iii) the execution, delivery and performance of this Agreement by it has been duly and validly authorized and approved by all necessary corporate action, and no other proceedings or actions on the part of it are necessary therefor;

b.            this Agreement has been duly and validly executed and delivered by it and constitutes a legal, valid and binding agreement of it enforceable by Parent against it in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity);

c.            (i) it has (and will continue to have) available funds not less than the sum of the Commitment plus the aggregate amount of all other commitments and obligations the Sponsor currently has outstanding; and (ii) the Commitment is equal to or less than the maximum amount that the Sponsor is permitted to invest in any one portfolio investment or in any form through any method pursuant to the terms of its constituent documents;

d.            the execution, delivery and performance by it of this Agreement do not and will not (i) violate any Laws, (ii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, or otherwise require the consent of approval of any other Person pursuant to, any material contract to which it is a party, or (iii) violate any of its organizational documents;

e.            the amount of the Commitment is equal to or less than the maximum amount that the Sponsor is permitted to invest in any one portfolio investment or in any form through any method pursuant to the terms of its organizational documents;

f.            all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Entity or any other Person necessary for the due execution, delivery and performance of this Agreement by it have been obtained or made, and all conditions thereof have been duly complied with an no other action by, and no notice to or filing with, any Governmental Entity or any other Person, is required in connection with the execution, delivery and performance of this Agreement; and

g.            there is no Legal Proceeding pending against it, or, to the knowledge of it, threatened against it or any other Person, that restricts or prohibits the performance by it of its obligations under this Agreement.

8.            Relationship of the Parties. The Sponsor and Parent acknowledge and agree that (a) this Agreement is not intended to, and does not, create any agency, partnership, fiduciary or joint venture relationship or act in concert between the parties hereto and neither this Agreement nor any other document or agreement entered into by either party hereto relating to the subject matter hereof shall be construed to suggest otherwise and (b) the obligations of the Sponsor under this Agreement is solely contractual in nature.

9.            Amendment and Waiver; Miscellaneous. No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed by each party hereto and the Company. This Agreement may be executed in any number of counterparts, as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement. The parties irrevocably and unreservedly agree that the document(s) in question may be executed by way of electronic signatures and the parties agree that such document(s), or any part thereof, shall not be challenged or denied any legal effect, validity and/or enforceability solely on the ground that it is in the form of an electronic record. The delivery by facsimile or by electronic delivery in PDF format of this Agreement with all executed signature pages (in counterparts or otherwise) shall be sufficient to bind the parties hereto to the terms and conditions set forth herein. This Agreement shall become effective upon its acceptance by Parent, as evidenced by the delivery to the Sponsor of a counterpart of this Agreement executed by Parent, with a copy provided to the Company. The parties hereto have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

10.            Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof.

11.           Dispute Resolution.

a.            Subject to the last sentence of this Section 11(a), any disputes, actions and proceedings against any party hereto or arising out of or in any way relating to this Agreement or the subject matter hereunder (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this Agreement) shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time (the “HKIAC Rules”) and as may be amended by this Section 11(a). The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree on the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the HKIAC Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

b.            Notwithstanding the foregoing, the parties hereto hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 11, any party may, to the extent permitted under the rules and procedures of the HKIAC, seek an interim injunction or other form of relief from the HKIAC as provided for in its HKIAC Rules. Such application shall also be governed by, and construed in accordance with, the laws of the State of New York.

c.            Subject to the rights and remedies of the parties otherwise provided herein in the case of a breach by the other party, each party hereto agrees that the prevailing party shall be entitled to reimbursement of all reasonable and documented costs and expenses, including all reasonable and documented attorney’s fees, in connection with any proceeding arising out of or relating to a willful breach of this Agreement on the part of the other party.

12.            Complete Agreement. This Agreement, together with the Limited Guarantee, the Support Agreement, the Merger Agreement and any other agreement or instrument delivered in connection with the transaction contemplated by this Agreement and the Merger Agreement, contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all contemporaneous or prior agreements or understandings, both written and oral, between or among Parent or any of its Affiliates, on the one hand, and the Sponsor or any of its Affiliates, on the other hand, with respect to the subject matter hereof.

13.            Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

14.            Notice. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) upon confirmation of receipt after transmittal by facsimile or email (to such number or address specified below or another number or numbers or address or addresses as such Person may subsequently specify by proper notice under this Agreement), with a confirmatory copy to be sent by overnight courier, and (iii) on the next business day when sent by national overnight courier, in each case to the respective parties and accompanied by a copy sent by email (which copy shall not constitute notice). All notices hereunder shall be delivered to the addresses set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

a.	If to Parent:

Address: Tower A, No. 20 Guogongzhuang Middle Street Fengtai District

Beijing 100070, The People’s Republic of China

Attention: Jiangong Dai

with a copy to (which shall not constitute notice):

O’Melveny & Myers LLP

Yin Tai Centre, Office Tower, 37th Floor

No. 2 Jianguomenwai Ave.

Chao Yang District

Beijing 100022

People’s Republic of China

Attention: Alan Bao, Esq.

Email: abao@omm.com

b.	If to Sponsor:

Address: Tower A, No. 20 Guogongzhuang Middle Street, Fengtai District

Beijing 100070, The People’s Republic of China

E-mail: richarddai@fang.com

Attention: Jiangong Dai

15.            Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Remainder of Page Intentionally Left Blank. Signature Page to Follow.

IN WITNESS WHEREOF, this Agreement is executed and effective as of date first written above.

Sponsor: Fang Holdings Limited

By:	/s/ Jiangong Dai
Name:	Jiangong Dai
Title:	Director

ACCEPTED AND AGREED:

Parent: CIH Holdings Limited

By:	/s/ Jiangong Dai
Name:	Jiangong Dai
Title:	Director

[Signature Page to Equity Commitment Letter]